Exhibit 6J
AMENDED AND RESTATED NOTE

$5,190,000.00	July 21, 2021

1. Agreement to Pay. FOR VALUE RECEIVED, the undersigned, GK DST – RIVER FOREST GROCERY, a Delaware statutory trust (herein called "Borrower"), promises to pay to the order of BARRINGTON BANK & TRUST COMPANY, N.A. (herein, together with each successive owner and holder of this Note as amended and/or amended and restated from time to time (this “Note”), called "Lender") in the manner provided for herein and in the Mortgage hereinafter referred to, the principal sum of Five Million One Hundred Ninety Thousand Dollars and No Cents ($5,190,000.00), or so much as may from time to time be disbursed and remain unpaid hereunder, together with interest in arrears on the balance of principal remaining from time to time unpaid at the rates provided for in Sections 4 and 5 hereof from and after the date of disbursement ("Disbursement Date") that all or any portion of the proceeds of the loan evidenced hereby shall have been initially disbursed. This Note is an amendment and restatement of that certain Note dated as of July 17, 2020, executed and delivered by RF Grocery, LLC, an Illinois limited liability company, in favor of Lender in the principal amount of $5,190,000.00 (the “Original Note”). This Note shall not cause a novation, payment and reborrowing, or termination of any of the indebtedness or obligations of Borrower under the Original Note, nor shall it extinguish, discharge, terminate or impair Borrower’s obligations or Lender’s rights or remedies under the Original Note; provided, however, that all such indebtedness, obligations, rights and remedies shall be on the terms and conditions of, and as set forth in, this Note.

2. Nature of Loan. The loan evidenced hereby is a loan of up to Five Million One Hundred Ninety Thousand Dollars and No Cents ($5,190,000.00) to be disbursed in accordance with the funds required by Borrower for the Premises (hereinafter defined).

3. Definitions. For the purposes hereof, the following terms shall have the meanings set forth below:

A. “Annual Debt Service” shall mean the annual actual principal and interest debt payments of Borrower for the period being measured.

B.         “Debt Service Coverage Ratio” shall mean Net Operating Income divided by Annual Debt Service.

C.         "Default Rate" shall mean interest payable at the rate set forth in Section 5 hereof.

D.         "Delaware Statutory Trust" or "DST" is a trust formed under the Delaware Statutory Trust Act.

E.          "Delaware Statutory Trust Act" or "Act" means Chapter 38 of Title 12 of the Delaware Code (the “Code”), 12 Del. Code § 3801 et seq., or any successor statute thereto, in each case as amended from time to time.

F.         "Delaware Statutory Trust Requirements" shall mean a Delaware Statutory Trust: (a) that is subject to a trust agreement that may not be terminated so long as the Loan remains outstanding, except upon the terms as contained in this Note; (b) whose beneficial owners (and their respective creditor(s)) have no direct interest in the Premises, except as determined for purposes of Section 1031 of the Code; and (c) that is qualified to do business in the state in which the Premises is located, provided, however, that if Delaware Statutory Trusts cannot be qualified to do business in such state, then the Signatory Trustee for such Delaware Statutory Trust shall be qualified to do business in such state.

G.        "Delaware Trustee" shall mean Sorensen Entity Services LLC, a Delaware limited liability company.

H.        "DST Expenses" means collectively, (i) any and all fees and other compensation payable by the Borrower to Signatory Trustee and/or Delaware Trustee pursuant to the terms of Borrower's organizational documents, and (ii) all other costs and expenses incurred by Borrower in maintaining its corporate status as a Delaware statutory trust (as the same may be converted in accordance with the terms hereof).

I. "Loan" shall mean the aggregate indebtedness evidenced by this Note.

J.        "Material Owner Transfer" means a Transfer wherein a transferee that did not (together with its Affiliates) own a twenty percent (20%) or more direct or indirect interest in Borrower on the Closing Date will own twenty percent (20%) or more of the direct or indirect interest interests in Borrower immediately following such Transfer, excluding, however, Transfers of any beneficial DST interests in Borrower to investors through a Financial Industry Regulatory Authority (FINRA) and/or SEC registered broker dealer.

K. "Maturity Date" shall mean and refer to the date on which the unpaid principal balance hereunder is due, whether by acceleration or otherwise. Subject to acceleration as herein provided, the Maturity Date shall be July 10, 2028.

L.         “Net Operating Income” shall mean Borrower’s annual revenue and operating expenses calculated on a trailing twelve month basis (for the period being measured) with operating expenses including a Five Percent (5.0%) management expense and a replacement reserve calculated at Thirty Cents ($0.30) per square foot of the Premises (defined below) all as reasonably determined by Lender.

M. "Obligations" shall mean all liabilities, indebtedness and obligations of Borrower to Lender, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, now due or to become due, direct or indirect, absolute or contingent, primary or secondary or joint or several, including without limitation all principal, accrued interest (including without limitation interest, fees and expenses accruing after the filing of any petition in bankruptcy), present and future advances made by or on behalf of Lender, under the Loan Documents to or for the benefit of Borrower, obligations of performance, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender, collection and other costs and expenses incurred by or on behalf of Lender, whether incurred before or after judgment, and all other present and future liabilities, indebtedness and obligations of Borrower under the Loan Documents.

N. "Premises" shall mean the real estate commonly known as 7501 West North Avenue, which is located in River Forest, Cook County, State of Illinois, and legally described on Exhibit A to the Mortgage (hereinafter defined), together with all site improvements and structures constructed thereupon, all as more fully described in the Mortgage, and personal property situated thereupon.

O.        "Qualified Delaware Statutory Trust" means a Delaware Statutory Trust meeting the Delaware Statutory Trust Requirements.

P.        "Qualified Replacement Delaware Trustee" means a trust company or such other institution satisfying applicable laws of the State of Delaware and which is a nationally-recognized company that provides, inter alia, professional independent, directors or independent managers in the ordinary course of its business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities, or which is otherwise satisfactory to Lender in its reasonable discretion.

Q.         "Qualified Replacement Signatory Trustee" means any person who complies with all relevant State of Delaware trust laws, that is satisfactory to Lender in Lender’s sole reasonable discretion.

R. "Regular Rate" shall mean interest payable at the rate equal to LIBOR plus Two Hundred Twenty (220) Basis Points (see Rider attached hereto and incorporated herein by reference).

S.        "Signatory Trustee" means                                                                 River Forest Grocery – GK Services LLC, a Delaware limited liability company, or the person serving, at the time of determination, as the signatory trustee, administrative manager or administrative trustee (as applicable) under Borrower's Trust Agreement.

T.       "Trust Agreement" means the Trust Agreement of Borrower, as the same has been delivered to Lender in connection with the closing of the Loan, and as the same may be hereafter amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

4. Interest Rate Prior to Default. Borrower shall pay interest to Lender on the principal balance hereof outstanding from time to time prior to default at the Regular Rate. The per diem calculation of interest shall be on the basis of a three hundred sixty (360) day year, and the per diem sum so ascertained shall be multiplied by the number of days in each respective billing period to determine the amount of interest from time to time due and owing. Borrower has entered into an Interest Rate Swap Transaction, (the “Swap Transaction”) through and including the Maturity Date, with Lender as described in that certain Confirmation (the “Confirmation”). The Confirmation evidences the Swap Transaction and incorporates the definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and the Confirmation is subject to and incorporates the terms and conditions of the ISDA Master Agreement and Schedule executed previously (the “Swap Agreement”). Notwithstanding the foregoing, in the event of any inconsistency between the provisions of the Swap Agreement and the Confirmation, the Confirmation shall control with respect to the Swap Transaction. For purposes of this Note, the term Swap Transaction shall be deemed to include the Confirmation, the Definitions and the Swap Agreement. Borrower shall have the right to terminate the Swap Transaction with the Lender upon ten (10) days’ prior written notice to Lender. Termination of the Swap Transaction shall not be deemed termination of the Loan. In the event that Borrower terminates the Swap Transaction, Borrower shall be entitled to any amount due to it as of the date of termination pursuant to the terms of the Swap Transaction or be responsible for any amount due to Lender, pursuant to the Swap Transaction including any Break Funding Payment (as hereinafter defined).

5. Default Rate. In the event that there shall occur and continue after the expiration of applicable cure periods (each an “Event of Default”):

A. Any monetary default hereunder that shall continue after such payment is due hereunder after all applicable grace periods have either expired or lapsed; or

B. Any Default or Event of Default under the Mortgage; or

C. Maturity of the indebtedness evidenced hereby, whether by passage of time, acceleration, declaration or otherwise; or

D. Borrower fails to perform and comply, in a timely manner, with all terms, conditions and provisions set forth in this Note, in the Loan Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any Default in connection with any agreement; or

E. Borrower fails to (i) maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel, or (ii) intentionally deleted, or (iii) conduct Borrower's business affairs in a reasonable and prudent manner; or

F. Upon request by Lender, Borrower fails to provide Lender at least annually (within thirty (30) days after Lender’s written request for same) with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender in Lender's sole discretion, certifying that the representations and warranties set forth in this Note are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no default or Event of Default exists under this Note or under any of the other Loan Documents; or

G. Borrower fails to (i) comply in all respects with any and all Environmental Laws, or (ii) cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities, or (iii) furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources; or

H. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property that is not vacated within sixty (60) days, any assignment for the benefit of creditors that is not vacated within sixty (60) days, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws or by or against Borrower that is not vacated within sixty (60) days; or

I. This Note or any of the other Loan Documents ceases to be in full force and effect (including failure of any collateral documents to create a valid and perfected security interest or lien) at any time and for any reason by through our under any action or inaction of Borrower; or

J. A material adverse change occurs in Borrower's financial condition, or Lender in its reasonable discretion believes the prospect of payment or performance of the Loan is impaired; or

K. If Borrower grants a security interest in the Premises to anyone other than Lender at any time during the term of the Loan; or

L. Intentionally deleted; or

M. If Borrower fails to provide to Lender, no later than thirty (30) days after filing each calendar year during the term of the Loan, the filed business tax return of Borrower; or

N.       If Borrower fails to provide to Lender, no later than ninety (90) days after the end of each calendar year during the term of the Loan, the operating statement of Borrower; or

O.      If Borrower fails to provide to Lender, no later than ninety (90) days after the end of each calendar year during the term of the Loan, the annual rent roll of Borrower; or

P.      If Borrower fails to provide to Lender, no later than ninety (90) days after the end of each calendar year during the term of the Loan, all leases for the Premises; or

Q. If Borrower fails to maintain a minimum Debt Service Coverage Ratio of 1.25:1.00 during the entire term of the loan as measured by Lender on an annual basis during the term of the loan initially tested on December 31, 2020 and determined by Lender in Lender’s sole discretion. Borrower shall provide Lender with all information required to perform the Debt Service Coverage Ratio calculations within ninety (90) days after the end of each calendar year during the term of the loan beginning with December 31, 2020 (and the December 31, 2020 test shall be calculated on an annualized basis based upon the information provided for Borrower’s period of ownership of the Premises in 2020) including but not limited to Borrower’s filed business tax returns and Borrower’s financial statements; or

R.       If there is any transfer in ownership in Borrower or change in control in Borrower at any time during the term of the Loan without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or

S.      Intentionally deleted; or

T.      If at any time during the term of the Loan, Borrower fails to obtain Lender’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) to Borrower’s Lease Default Mitigation Plan (as defined herein) within sixty (60) days after the occurrence of a material default by the tenant under any lease for the Premises beyond all applicable cure periods thereunder.  Upon the expiration of such sixty (60) day period and provided that Lender has not been provided with a Lease Default Mitigation Plan to approve or Lender will not approve a Lease Default Mitigation Plan that was provided for its approval as indicated herein, an Event of Default may be declared by Lender.  For purposes of this Section 5.T. the term “Lease Default Mitigation Plan” means a written plan prepared by Borrower (after consultation with tenant) and addressed to Lender to mitigate any adverse economic impact associated with any material default by tenant under the lease for the Premises beyond all applicable cure periods thereunder; or

U. If Guarantor shall be dissolved and a replacement guarantor acceptable to Lender in Lender’s sole discretion is not found within sixty (60) days of said dissolution; or

V. If Borrower fails to maintain all of Borrower’s bank accounts with Lender as it pertains to the Premises during the entire term of the Loan,

then and in any such event, the entire principal balance hereof and all indebtedness secured by the Mortgage shall thereafter bear interest at a rate equal to Five Percent (5%) per annum in excess of the Regular Rate for each day all or any part of the principal balance hereof shall remain outstanding or until the default referred to above shall be cured, whichever shall first occur. As a condition to curing any such default, however, Borrower shall pay all amounts in default together with interest charged at the Default Rate

6. Late Charge. Without limiting the provisions of Section 5 hereof, in the event any installment of interest and/or principal and interest is not paid within ten (10) days of the due date thereof the undersigned promises to pay a late charge of Five Percent (5%) of the amount due to defray the expense incident to handling any such delayed payment or payments.

7. Payments. Borrower shall pay Lender a loan fee in the amount of Five Thousand Five Hundred Dollars and No Cents ($5,500.00) on or before the date of this Note. Borrower shall make monthly payments of principal, plus interest on the tenth (10th) day of each month through and including the Maturity Date, with the first such payment due on August 10, 2021, via auto debit from an account established at Lender. Borrower shall pay all accrued interest, the unpaid principal balance of this Note and any other sums due with respect to the Loan on the Maturity Date.

THIS IS A BALLOON NOTE. THE PAYMENT OF PRINCIPAL IS CALCULATED ON THE BASIS OF A THIRTY (30) YEAR AMORTIZATION SCHEDULE, WITH THE UNPAID BALANCE DUE ON THE MATURITY DATE, AT WHICH TIME A SUBSTANTIAL AMOUNT OF PRINCIPAL SHALL REMAIN OUTSTANDING AND BE DUE.

So long as the Swap Transaction remains in effect, the monthly Payments required hereunder on each payment date shall be debited as of the payment date from the account established by Borrower with Lender for the purpose of the payment of principal plus interest on the Loan plus any net settlement due pursuant to the Swap Transaction.

8.           Prepayment Privilege. Borrower may prepay on any date the unpaid principal balance of this Note, in whole or in part, provided that (i) Borrower gives Lender not less than thirty (30) days prior written notice of its intention to do so; and (ii) Borrower pays, at the time of such prepayment and in addition thereto, all accrued interest to the date of such prepayment and all other unpaid indebtedness then due including the Break Funding Payment described below. Notwithstanding anything to the contrary contained in this Note, in the event of any default, Default or Event of Default (as hereinafter defined) hereunder or any “default”, “Default” or “Event of Default” under any of the other Loan Documents and following the acceleration of all sums due hereunder, a tender of payment by Borrower or any other party, or payment received upon or on account of a foreclosure pursuant to the Mortgage shall be deemed a voluntary prepayment made by Borrower and therefore such prepayment must, to the extent permitted by applicable law, include any prepayment charge described above and any other amounts due pursuant to this Note including the Break Funding Payment. Any partial prepayment made hereunder shall not postpone the due date of any subsequent monthly payment of principal and interest required hereunder and shall not change the amount of any such monthly payment unless the Lender shall otherwise agree in writing. Borrower acknowledges and agrees that any prepayment charge and Break Funding Payment set forth herein is a reasonable estimate of Lender’s loss in the event of any prepayment in whole or in part and that any such prepayment charge is not a penalty. Further, Borrower recognizes, acknowledges and agrees that any prepayment made hereunder, whether: (i) voluntary, (ii) resulting from the payment to Lender of any insurance or condemnation proceeds, or (iii) resulting from the occurrence of any default or Event of Default and an acceleration of this Note, may result in material loss or damage to Lender through additional administrative expense and violations of the Swap Agreement, the Confirmation, or the Swap Transaction and Borrower recognizes, acknowledges and agrees that Lender’s damages in such event may be extremely difficult and impracticable to ascertain. Therefore, Borrower acknowledges and agrees that the amount set forth in this section is a reasonable estimate of said loss or damage to Lender. Borrower waives the provisions of any present or future statute or law which prohibits or may prohibit the collection of any Break Funding Payment. In the event of the prepayment of any principal of the Loan pursuant to this Note, the Swap Transaction shall terminate. In the event the Swap Transaction is terminated, whether as a result of a prepayment or without prepayment, Borrower shall compensate Lender for all loss, cost and expense attributable to such termination pursuant to the terms and conditions as set forth in the Confirmation and/or the Swap Agreement (“Break Funding Payment”) or Borrower may be entitled to the receipt of excess amounts, if any, due under the Swap Transaction.

9. Application of Payments. All payments on account of the indebtedness evidenced by this Note shall be applied as follows:

A. First to indebtedness secured by the Mortgage, Guaranty, Security Agreement and the Assignment, as hereinafter defined, other than the principal hereof and interest hereon charged at the Regular Rate, and specifically including but without limitation, late charges and interest, if any, charged at the difference between the Regular Rate and the Default Rate;

B. Current interest on the unpaid principal balance hereof at the applicable Regular Rate; and then

C. The unpaid balance of the Loan.

10. Method and Place of Payment. Payments upon this Note shall be made in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment, and shall be made at such place as Lender may from time to time in writing appoint, provided that in the absence of such appointment all payments hereon shall be made at the offices of Lender, 201 South Hough Street, Barrington, IL 60010.

11. Loan Documents. This Note is a full recourse obligation of Borrower, is given to evidence an actual loan in the above amount, and is the Note referred to in and secured by the following and such other instruments evidencing, securing, or pertaining to the Loan as shall, from time to time, be executed and delivered by Borrower or any other party to Lender (as amended and/or amended and restated from time to time collectively, the "Loan Documents"):

A. A Guaranty of Non-Recourse Carveouts (as amended and/or amended and restated from time to time herein called the "Guaranty") of GK Development, Inc., an Illinois corporation, d/b/a GK Real Estate (“Guarantor”) dated July 17, 2020;

B. A Mortgage (as amended and/or amended and restated from time to time herein called the “Mortgage”) dated July 17, 2020 made by Borrower, as mortgagor, to Lender, as mortgagee, bearing even date herewith, encumbering the Premises;

C. An Assignment of Rents and Leases (as amended and/or amended and restated from time to time herein called the "Assignment") dated July 17, 2020, made by Borrower, as assignor, assigning to Lender all of the leases, occupancy agreements, rents, issues and profits of and from the Premises;

D.          The Environmental Indemnity Agreement dated July 17, 2020, made by Borrower and Guarantor in favor of Lender;

E.         All documents evidencing or securing the Swap Transaction; and

F. An Amended and Restated Security Agreement (as amended and/or amended and restated from time to time herein called the "Security Agreement") bearing even date herewith, made by Borrower, as debtor, in favor of Lender, as secured party.

Reference is hereby made to the Loan Documents, which are incorporated herein by this reference as fully and with the same effect as if set forth herein at length, for a description of the Premises, a statement of the covenants and agreements of the Borrower and Guarantor, a statement of the rights, remedies and security afforded thereby, and all other matters therein contained.

12. Default and Acceleration. At the election of Lender and without notice, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall be and become at once due and payable at the place herein provided for payment upon the occurrence of a default hereunder, any Event of Default under the Mortgage, or a default under any of the other Loan Documents.

13. Usury. Borrower represents that the loan evidenced by this Note is exempt from any limitations on the rate of interest that may be charged hereunder. In no event shall any interest or payment in the nature of interest be charged or collected by Lender or paid by Borrower which shall exceed the maximum contract interest rate now allowed for a loan of this type by the laws of the State of Illinois (the "Maximum Interest Rate"). It is the intention of Lender and Borrower not to contract for a greater rate of interest than the Maximum Interest Rate. Interest, or any payment determined to be in the nature of interest, charged or collected by Lender or paid by Borrower exceeding the Maximum Interest Rate shall be deemed to result from mutual mistake, and any sums so charged, collected, or paid shall be refunded to Borrower.

14. Costs of Enforcement. In the event that this Note is placed in the hands of an attorney-at-law for collection after maturity, or in the event that proceedings at law, in equity, or bankruptcy, receivership or other legal proceedings are instituted or threatened in connection herewith, or if Lender or its participant, if any, is made a party to any such proceeding, or in the event that this Note is placed in the hands of an attorney-at-law following a default hereunder or under the Mortgage to enforce or interpret any of the rights or requirements contained herein or in the Mortgage, Assignment, or Security Agreement or other instruments given as security for, or related to, the indebtedness evidenced hereby, the Borrower hereby agrees to pay all reasonable costs of collecting or attempting to collect this Note, or protecting, interpreting or enforcing such rights, including, without limitation, reasonable attorneys' fees, costs and expenses (whether or not suit is brought), in addition to all principal, interest and other amounts payable hereunder; all of which shall be secured by the Mortgage, Assignment and Security Agreement.

15. Notices. All notices required or permitted to be given hereunder shall be given in the manner and to the place as provided in the Mortgage and Security Agreement for notices to the party to whom such notice is given.

16. Time. Time is of the essence of this Note and each of the provisions hereof.

17. Captions. The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

18. Disbursement to Escrow. Funds representing the proceeds of the indebtedness evidenced hereby which are disbursed by Lender by mail, wire transfer or other delivery to the Borrower or at Borrower's direction, to escrows or otherwise for the benefit of the Borrower, for all purposes, shall be deemed outstanding hereunder and to have been received by Borrower as of the date of such mailing, wire transfer or other delivery, and interest shall accrue and be payable upon such funds from and after the date of such wire transfer, mailing or delivery and until repaid, notwithstanding the fact that such funds may not at any time have been remitted by such escrows to Borrower or for its benefit.

19. Governing Law. This Note shall be governed by the laws of the State of Illinois.

20. Waivers. Borrower hereby:

A. Waives demand, presentment for payment, notice of nonpayment and protest;

B. Waives notice of and consents to any and all extensions of this Note, or any part thereof, the release of all or any part of the security for this Note, or the release of any party liable hereon, and agrees that such extension or release may be made at any time and from time to time without notice to the Borrower and without discharging its liability, if any, and without affecting any lien or security given for this Note;

C. Waives any and all notice of whatsoever kind or nature, except where notice is specifically required by applicable law, hereunder or under the Mortgage, or under any other document which evidences, secures or governs the disbursement of the loan evidenced hereby and the exhaustion of legal remedies hereon; and

D. Waives any and all rights to a trial by jury.

21. Representations and Warranties. Borrower represents and warrants to Lender, as of the date of this Note, as of the date of each disbursement of Loan proceeds, as of the date of any renewal, extension or modification of the Loan, and at all times any indebtedness exists:

A. Borrower has been, is and shall be a Qualified Delaware Statutory Trust. Furthermore, Borrower is a statutory trust, duly formed and validly existing under the laws of the State of Delaware and has full power to consummate the transactions contemplated herein and in the other Loan Documents. Borrower's correct legal name is as stated in this Note, and where necessary to maintain Borrower's rights and privileges, Borrower has complied with the fictitious name-statute of every jurisdiction in which Borrower is doing business. Borrower will notify Lender not less than thirty (30) days, prior to effectuating any change in the location of the state of its organization or of any change in Borrower's name. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains an office at 257 E. Main Street, Suite 200, Barrington, IL 60010. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning all collateral securing the Loan. Borrower will notify Lender prior to any change in the location of Borrower's state of organization or incorporation or any change in Borrower's name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower's business activities. Signatory Trustee has been duly organized and is validly existing and in good standing with requisite power and authority to serve as trustee of Borrower, and to transact the business in which it is now engaged, and possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the business in which it is now engaged.

B. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

22. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Mortgage, or any of the other Loan Documents or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender's right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any of its rights or remedies under any of the Loan Documents with respect to Borrower's obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

23. DST Covenant. So long as the Loan remains outstanding, Borrower’s Trust Agreement shall provide that until such time as the Loan and the other obligations under the Loan Documents are indefeasibly paid and performed in full, all rights of beneficial holders of DST interests in Borrower shall be subordinate to the Loan and the Loan Documents.

24. Right of Setoff. Upon a default or Event of Default under this Note and any of the other Loan Documents, to the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, merchant card or some other account). This includes all accounts Borrower holds individually, jointly and with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and at Lender's option, to administratively freeze all accounts to allow Lender to protect Lender's charge and setoff rights provided in this section.

25. Patriot Act. Lender hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the "Patriot Act"), Lender is required to obtain, verify and record information that identifies Borrower and the other credit parties. Borrower agrees to provide to Lender promptly upon Lender's request, such information as Lender shall require for purposes of complying with the requirements of the Patriot Act, the federal regulations issued pursuant to the Patriot Act and any customer identification program established by Lender in accordance therewith.

26. Indemnity. Borrower shall indemnify and hold Lender harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to reasonable attorneys' fees and expenses, arising out of any matter relating, directly or indirectly, to the Loan, to the ownership, development, construction, or sale of any property securing the Loan, whether resulting from internal disputes of Borrower, disputes between Borrower and any guarantor, or whether involving other third persons or entities, or out of any other matter whatsoever related to any of the Loan Documents, or any property encumbered thereby, but excluding any claim or liability which arises as the direct result of the gross negligence or willful misconduct of Lender. This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loan and the advances but shall also survive the repayment of the Loan and the performance of all of Borrower's other obligations hereunder.

27. Assignment. Lender may at any time assign its rights in this Note and the Loan Documents, or any part thereof and transfer its rights in any or all of the collateral, and Lender thereafter shall be relieved from all liability with respect to such collateral. In addition, Lender may at any time sell one or more participations in this Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.

28.      Trustees. Neither Signatory Trustee nor Delaware Trustee shall be replaced without Lender's prior written consent (not to be unreasonably withheld, conditioned or delayed), provided, however, that Borrower may replace (i) Signatory Trustee with a Qualified Replacement Signatory Trustee upon thirty (30) days prior written notice to Lender, and (ii) Delaware Trustee with a Qualified Replacement Delaware Trustee Upon thirty (30) days prior written notice to Lender.

29.      Special Transfer Provisions.

(a)
Notwithstanding anything in the Loan Documents to the contrary, if Borrower is a Delaware statutory trust, the holder of a beneficial ownership interest in Borrower may transfer all or any portion of such interest without the consent of Beneficiary so long as: (i) after giving effect to suchtransfer, Borrower shall continue to comply with the representations, warranties and covenants under the Loan Documents, (ii) if a transfer described in this clause (b) is a Material Owner Transfer, Borrower shall deliver with respect to each transferee, prior to such transfer and at Borrower's sole cost and expense, "know your customer" searches confirming compliance with the above referenced sections, and verifying the transferee has not been convicted of a felony, is not then, nor has it been in the prior seven (7) years, the subject of a bankruptcy action, (iii) each transferee of a DST interest in connection with the initial transfer of such interest has represented to Borrower that it is an accredited investor and complies with the representation set forth in the Loan Documents,
(iv) each such initial transfer of a DST interest complies with all applicable Legal Requirements, including applicable securities laws and regulations as certified by Borrower to Beneficiary, (v) following such transfer, Borrower and Signatory Trustee shall continue to be controlled by Guarantor and (vi) each Guarantor shall remain a guarantor of the Loan.

(b)
Notwithstanding the foregoing provisions of this Section 29, if: (i) the Borrower is a Delaware statutory trust, is treated for federal income tax purposes as an "investment trust" pursuant to Treasure Regulation Section 301.7701-4(c), desires (or is required by its Trust Agreement or Signatory Trustee) to convert to a different form of entity under applicable Delaware law (a "Conversion Event"), or (ii) the Borrower is a Delaware statutory trust and desires (or is required by its Trust Agreement or Signatory Trustee) to contribute the Premises to a special purpose entity to be owned by the same beneficial owners of Borrower in substantially the same proportions as immediately prior to such transfer of the Property (a "Drop-Down Distribution"), then Lender’s consent shall not be required to such Conversion Event or Drop-Down Distribution; provided, each of the following terms and conditions are satisfied:

(i) Borrower shall deliver to Lender not less than thirty (30) days prior written notice of such Conversion Event or Drop-Down Distribution;

(ii) Lender has not instituted proceedings (including, but not limited to, acceleration of the Debt) or otherwise commenced to undertake its remedies under the Loan Documents against Borrower or the Property as a result of an Event of Default (unless such Conversion Event or Drop-Down Distribution is being required by Lender in connection with a Default or Event of Default);

(iii) Borrower pays Lender's reasonable legal fees and a processing or review fee equal to $5,000 to complete such further due diligence as Lender may reasonably require;

(iv) In the case of a Conversion Event or Drop-Down Distribution, the resulting entity shall be a special purpose entity whose formation documents shall be substantially consistent with the form of the limited liability company operating agreement attached to Borrower's Trust Agreement (or shall otherwise be approved by counsel to Lender) (hereinafter the "Distributee Entity");

(v) Distributee Entity shall continue to be controlled by Guarantor;

(vi) The Distributee Entity executes, without any third-party out-of-pocket cost or expense to Lender, an assumption agreement whereby it assumes all of Borrower's obligations under this Deed of Trust, the Loan Agreement, the Note and the other Loan Documents and concurrently with the closing of such Drop-Down Distribution or Conversion Event, the Distributee Entity executes, without any third-party out-of-pocket cost or expense to Lender, such other documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and delivers an enforceability opinion and such other legal opinions as Lender my reasonably require;

(vii) The Distributee Entity acknowledges its obligations under the Loan Documents and Guarantor ratifies its continuing obligations under the Guaranty and the other Loan Documents, or any other guaranty or indemnity agreement executed in favor of Lender, notwithstanding the assumption or modification of the Loan Documents as a result of the Conversion Event or Drop-Down Distribution by executing an acknowledgment in form and substance reasonably satisfactory to lender (the "Ratification of Loan Documents");

(viii) Borrower and the Distributee Entity deliver and/or execute, without any third-party out-of-pocket cost or expense to Lender, new financing statements or financing statement amendments (and new financing statements as may be necessary) and any additional documents reasonably requested by Lender;

(ix) Borrower delivers to Lender, without any third-party out-of-pocket cost of expense to Lender, such replacement policy or endorsements to Lender's title insurance policy, hazard insurance policy endorsements or certificates and other similar materials as Lender may deem necessary, in its reasonable discretion, at the time of the Conversion Event or Drop-Down Distribution, all in form and substance satisfactory to Lender in its reasonable discretion, including, without limitation, a replacement policy or an endorsement or endorsements to Lender's title insurance policy insuring the first priority Lien of the Deed of Trust, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above in subparagraph (v) of this Section and insuring that fee simple title to the Property is vested in the Distributee Entity; and

(x) The Distributee Entity shall furnish evidence of the Distributee Entity's capacity and good standing and the qualification of the signers to execute the documents related to the assumption of the debt, which evidence shall include certified copies of all organizational and formation documents of the Distributee Entity.

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Note

Dated as of the day and year above written.

GK DST – RIVER FOREST GROCERY, a Delaware statutory trust

By: RIVER FOREST GROCERY – GK SERVICES LLC, a Delaware limited liability company
Its: Signatory Trustee

     By: GK Development, Inc., an Illinois
     corporation, d/b/a GK Real Estate
     Its: Manager

     By: ________________________
     Name: Garo Kholamian
     Title: President and Sole Director

Note – Signature Page

RIDER ATTACHED HERETO AND MADE A PART OF THE AMENDED AND RESTATED NOTE DATED JULY 21, 2021 MADE BY GK DST – RIVER FOREST GROCERY, A DELAWARE STATUTORY TRUST (HEREIN CALLED "BORROWER") PAYABLE TO THE ORDER OF BARRINGTON BANK & TRUST COMPANY, N.A. (HEREIN, TOGETHER WITH EACH SUCCESSIVE OWNER AND HOLDER OF THIS NOTE, CALLED "LENDER")

Prior to the Maturity Date, or the Loan otherwise becoming due, interest shall accrue on the outstanding principal balance of the Loan from time to time, at an annual interest rate ("Interest Rate") equal to Two Hundred (220) Basis Points in excess of the thirty (30) day London InterBank Offered Rate ("LIBOR"), the sum of which is named "Adjusted LIBOR" and is defined below. Interest shall be due and payable in installments commencing on August 10, 2021 and continuing on the tenth (10th) day of each and every succeeding month thereafter until the Maturity Date, at which time the entire outstanding Indebtedness (as defined below) shall be due and payable in full. Interest shall be calculated on a thirty (30) day basis during the period for which interest is being charged, predicated on a year consisting of three hundred sixty (360) days.

For purposes hereof, Adjusted LIBOR shall mean a rate of interest equal to Two Hundred (220) Basis Points in excess of the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the outstanding principal amount of the Loan and for a thirty (30) day period on the first business day of each month are offered generally to Lender (rounded upward to the nearest 1/16th of 1.00%) in the London InterBank Eurodollar market at 11:00 a.m. (London Time) two (2) banking days prior to the commencement of each Interest Period, such rate to remain fixed until the next interest reset date (approximately one calendar month later). For purposes hereof, an Interest Period shall mean the monthly adjustment on the first day of each calendar month later. Notwithstanding anything to the contrary contained in the Note, in the event that LIBOR is less than Zero Percent (0.00%) at any time during the term of the Note (referred to herein as the “Percentage LIBOR period”), then during the Percentage LIBOR period LIBOR shall mean and refer to Zero Percent (0.00%)

Lender determination of Adjusted LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that: (a) U.S. dollar deposits of sufficient amount and maturity for funding the Loan are not available to any of the three (3) largest Chicagoland banks in the London InterBank Eurodollar market in the ordinary course of business; or (b) by reason of circumstances affecting the London InterBank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest applicable to the Loan, Lender shall promptly notify Borrower and such LIBOR loan shall automatically convert on the last day of its then-current Interest Period to a loan bearing interest at the reference rate, the rate per annum then, and from time to time, most recently charged, announced or published on a daily basis in the Wall Street Journal and in the event that the Prime Rate is no longer published by the Wall Street Journal, it shall then be the rate announced or published by Lender as its reference rate ("Reference Rate"). The Reference Rate is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. Changes to the Reference Rate and the corresponding changes to the interest rate will occur without prior notice to Borrower. Lender will notify Borrower of the current Reference Rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than once per day.

If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office ("Regulatory Change"), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain any LIBOR loan evidenced hereby, then Lender shall promptly notify Borrower and such LIBOR loan shall automatically convert on the last day of its then-current interest quarter to a loan bearing interest at the Reference Rate.

If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding such LIBOR loan or Lender's funding thereof, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining such LIBOR loan or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay Lender, on demand, such additional amounts as Lender shall, from time to time, reasonably determine are sufficient to compensate and indemnify Lender for such increased cost or reduced amount provided such amounts are equitably allocated among Lender's other borrowers of LIBOR loans.

Interest after maturity (whether by reason of acceleration or otherwise) shall be paid on the unpaid balance at the Default Rate set forth in the Note.

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Note – Rider

GK DST – RIVER FOREST GROCERY, a Delaware statutory trust

By: RIVER FOREST GROCERY – GK SERVICES LLC, a Delaware limited liability company
Its: Signatory Trustee

     By: GK Development, Inc., an Illinois
     corporation, d/b/a GK Real Estate
     Its: Manager

     By: ________________________
     Name: Garo Kholamian
     Title: President and Sole Director

Note – Rider Signature Page